News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

BOB MCDONALD OUTLINES KEY LONG TERM

GROWTH STRATEGIES TO P&G SHAREHOLDERS

CINCINNATI, Oct. 13, 2009 - Procter & Gamble (NYSE:PG) will drive its business by touching and improving more consumers’ lives in more parts of the world more completely, President and Chief Executive Officer, Bob McDonald, told the company’s shareholders at its annual meeting today.
Coming out of one of the toughest years P&G has faced in more than 50 years, Mr. McDonald said the company today served about four billion of the world’s seven billion consumers but aimed to reach five billion over the next five years.
Mr. McDonald said: “Our choices are a natural evolution of the strategies that have been working for nearly a decade.  We will grow leading, global brands and core categories.  We will build our business with under-served and un-served consumers and we will continue to develop faster growing, structurally attractive businesses with global leadership potential.”
“More than at any time in our company’s 170-plus year history, we have the brands, capabilities, strategies and financial flexibility necessary to expand our product portfolio into more parts of the world.”
Geographic and portfolio expansion coupled with a focus on simplifying business structure and processes, leveraging scale and enhancing execution will all be elements of P&G’s long term growth success, he added.
Earlier, Mr. McDonald paid tribute to former President and Chief Executive and current Chairman of the Board, A.G. Lafley, calling out the transformation he had led over the last 9 years.
“As P&G shareholders, we’ve all benefited substantially from A.G.’s leadership.  When he took over the helm, P&G’s market capitalization was about $74 billion – 35th highest among the Fortune 500.  P&G stock has appreciated approximately 100 percent since then and today the company’s market capitalization is about $170 billion making P&G one of the most valuable companies in the world,” he said.
P&G’s net sales for the fiscal year ended June 30, 2009, were $79 billion, with organic sales up two percent.  Core earnings per share increased 8 percent to $3.67 while P&G continued to deliver strong free cash flow at more than 100 percent of earnings excluding the gain on the Folgers sale.
On average, P&G sales have nearly doubled for each of the past three decades - from $10 billion in 1980 to approximately $80 billion today with earnings increasing from $643 million to $12 billion over the same period. The company’s dividends have also increased every year – more than 9 percent a year on average, over the past 53 years, and have been paid without interruption since the company was incorporated 119 years ago.
P&G will issue its results for the first fiscal quarter ended September 30, 2009 on October 29, 2009.

Forward-Looking Statements
All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) the ability to rely on and maintain key information technology systems.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

#    #    #

P&G Media Contact:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974

Exhibit 1: Non-GAAP Measures
In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales for the 2009 fiscal year is as follows:
FY 2009	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact	Organic Sales Growth
Total P&G	-3%	4%	1%	2%

           Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding the net tax benefit from a number of significant adjustments to tax reserves during 2008 and incremental restructuring charges incurred to offset the dilutive impact of the Folgers divestiture.  We do not view these items to be part of our sustainable results. We believe the core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to core earnings per share:

	FY 2008	FY 2009
Diluted Net Earnings Per Share - Continuing Operations	$3.56	$3.58
Significant Adjustments to Tax Reserves	($0.14)	-
Incremental Folgers-related Restructuring Charges	-	$0.09
Rounding Impacts	($0.01)	-
Core Earnings Per Share	$3.41	$3.67
Core EPS Growth		8%

Free Cash Flow: Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management.  Given the significant size of the gain on the Folgers sale and our belief that this is not part of our sustainable business, we have excluded the gain from our calculation.  We believe this provides a better perspective of our underlying liquidity trends.  The reconciliation of free cash flow and free cash flow productivity is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Folgers Gain	Net Earnings Excluding Folgers Gain	Free Cash Flow Productivity
FY 2009	$14,919	($3,238)	$11,681	$13,436	$2,011	$11,425	102%